                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C.  20549



                                   FORM 8-K


                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934



                       Date of Event:  December 11, 1997



                      UNITED INTERNATIONAL HOLDINGS, INC.
              (Exact Name of Registrant as Specified in Charter)



    DELAWARE                       0-21974                        84-1116217
(State or other                 (Commission                    (IRS Employer
jurisdiction of                 File Number)                   Identification #)
incorporation)


           4643 SOUTH ULSTER STREET, SUITE 1300, DENVER, CO.  80237
                    (Address of Principal Executive Office)



                                (303) 770-4001
             (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS
-------  ------------------------------------


         On December 11, 1997, United International Holdings, Inc. (the "Registrant" or "UIHI") acquired from affiliates of Philips Electronics NV ("Philips") Philips' entire interests in United and Philips Communications B.V. (n/k/a United Pan-Europe Communications N.V. "UPC") (the "UPC Transaction"). Prior to the UPC Transaction, the Registrant and Philips each owned 50.0% of UPC, except for shares held by a foundation benefiting UPC employees and management pursuant to UPC's equity incentive plans. In addition to purchasing a portion of Philips' interest in UPC, as part of the UPC Transaction, (i) UPC purchased 3.17 million shares of Class A Common Stock of the Registrant held by Philips, (ii) the Registrant purchased part of the accreted amount of UPC's 9.96% Series A and 10.03% Series B Convertible Pay-in-Kind Notes (the "PIK Notes"), which UIHI redeemed for shares of UPC, (iii) UPC repaid to Philips the remaining accreted amount of the PIK Notes, (iv) UPC repurchased a portion of Philips' interest in UPC, and (v) the Registrant invested $7.5 million into UPC, with UPC in turn making a payment of that amount to Philips in lieu of the issuance of a stock appreciation right by UPC.

         The final purchase price was $425.2 million, comprised of $168.7 million for the purchase by the Registrant and repayment by UPC of UPC's PIK Notes, $33.2 million allocated to the purchase by UPC of 3.17 million shares of the Registrant's Class A Common Stock, and $223.3 million allocated to the purchase of Philips' interest in UPC. The UPC Transaction was funded by a long-term revolving credit facility through UPC with a syndicate of banks arranged by The Toronto-Dominion Bank (the "Tranche A Facility") ($151.5 million), a bridge bank facility through a subsidiary of UPC arranged by The Toronto-Dominion Bank and Toronto Dominion Capital (the "Tranche B Facility") ($111.2 million), and an equity investment by the Registrant of $162.5 million. UPC borrowed an additional amount on its Tranche A Facility to refinance existing debt and to pay transaction costs.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
-------  ---------------------------------

(a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

            UNITED AND PHILIPS COMMUNICATIONS B.V.

            Independent Auditor's Report...................................................................  F-1
            Independent Auditor's Report...................................................................  F-2
            Consolidated Balance Sheets as of December 31, 1995 and 1996, and June 30, 1997 (Unaudited)....  F-3
            Consolidated Statements of Income for the years ended December 31, 1995 and 1996, and for the
             Six Months Ended June 30, 1996 and 1997(Unaudited)............................................  F-4
            Consolidated Statements of Cash Flow for the years ended December 31, 1995 and 1996, and for the Six Months Ended June 30, 1996 and 1997 (Unaudited).......................................  F-5
            Notes to the Consolidated Financial Statements.................................................  F-6

(b)      PRO FORMA FINANCIAL INFORMATION.

         The following unaudited pro forma consolidated condensed balance sheet gives effect to the consummation of the UPC Transaction as if it had occurred on August 31, 1997. The following unaudited pro forma consolidated condensed statements of operations for the year ended February 28, 1997 and the six months ended August 31, 1997 give effect to the UPC Transaction as if it had occurred as of the beginning of fiscal 1997. The pro forma consolidated condensed financial information and notes thereto do not purport to represent what the Registrant's results of operations would actually have been if such transactions had in fact occurred on such date.

         The following unaudited pro forma consolidated condensed balance sheet also gives effect to the sale of all of the Registrant's cable television assets in Argentina. For further detailed information regarding this transaction and the pro forma effects of the sale, see the Registrant's Form 8-K/A dated October 17, 1997 previously filed with the Securities and Exchange Commission.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under current circumstances. The unaudited pro forma consolidated condensed financial information and accompanying notes should be read in conjunction with the consolidated financial statements and the related notes thereto, and other financial information pertaining to the Registrant, previously filed with the Securities and Exchange Commission.


                                                                          AS OF AUGUST 31, 1997
                                                           --------------------------------------------------
                                                                      THE ARGENTINA    THE UPC
                                                           HISTORICAL TRANSACTION(1) TRANSACTION    PRO FORMA
                                                           ---------- -------------- -----------    ---------
                                                                         (IN THOUSANDS, UNAUDITED)
CONSOLIDATED CONDENSED BALANCE SHEET
ASSETS
Cash and cash equivalents and short-term investments..... $ 102,019   $  78,894       $(117,694)(2)  $   63,219
Restricted and escrowed cash.............................    10,520       6,136              --          16,656
Subscriber receivables, net..............................     5,014      (3,007)         54,571 (3)      56,578
Costs to be reimbursed by affiliated companies...........    10,786          --              --          10,786
Other current assets.....................................    29,484          --           8,294 (3)      37,778
                                                          ---------   ---------       ---------      ----------
     Total current assets................................   157,823      82,023         (54,829)        185,017

Property and equipment, net..............................   214,345      (4,604)        240,339 (4)     450,080
Goodwill, net............................................   118,650     (60,158)        196,064 (4)     254,556
License rights...........................................     9,101          --         311,894 (4)     320,995
Investments in and advances to affiliated companies......   301,858     (78,678)         (9,469)(5)     213,711
Other non-current assets.................................    31,656      (1,659)         24,838 (3)      54,835
                                                          ---------   ---------       ---------      ----------
     Total assets........................................ $ 833,433   $ (63,076)      $ 708,837      $1,479,194
                                                          =========   =========       =========      ==========

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable, accrued liabilities and other.......... $  50,644   $ (15,329)       $140,570 (6)  $  175,885
Note payable.............................................   110,000    (110,000)             --              --
Purchase money notes payable - current...................    24,021     (24,021)             --              --
Current portion long-term debt...........................     4,705          --          27,024 (7)      31,729
                                                          ---------   ---------       ---------      ----------
     Total current liabilities...........................   189,370    (149,350)        167,594         207,614

Purchase money notes payable.............................    11,806     (11,806)             --              --
Deferred income taxes....................................        --          --           4,325 (8)       4,325
Senior secured notes and other debt......................   753,637          --         567,227 (9)   1,320,864
                                                          ---------   ---------       ---------      ----------
     Total liabilities...................................   954,813    (161,156)        739,146       1,532,803
Minority interest........................................        69        (103)          2,854 (3)       2,820
Preferred stock..........................................    31,922          --              --          31,922
Stockholders' (deficit) equity...........................  (153,371)     98,183         (33,163)(10)    (88,351)
                                                          ---------   ---------       ---------      ----------

     Total liabilities and stockholders' (deficit)
      equity............................................. $ 833,433   $ (63,076)      $ 708,837      $1,479,194
                                                          =========   =========       =========      ==========


                                                                    YEAR ENDED FEBRUARY 28, 1997
                                                      -----------------------------------------------------
                                                                   THE ARGENTINA     THE UPC
                                                       HISTORICAL  TRANSACTION(1)  TRANSACTION   PRO FORMA
                                                      -----------  --------------  -----------   ----------
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                                           (UNAUDITED)
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
Service and other revenue...........................  $    30,244    $ (4,385)     $145,076 (3)  $   170,935
Management fee income from related parties..........        1,311          --            --            1,311
Operating expense...................................      (34,116)      2,031       (47,621)(3)      (79,706)
Selling, general and administrative expense.........      (46,155)      2,183       (46,641)(3)      (90,613)
Depreciation and amortization.......................      (38,961)      1,592       (69,613)(11)    (106,982)
                                                      -----------    --------      --------      -----------
       Net operating loss...........................      (87,677)      1,421       (18,799)        (105,055)

Other income (expense):
Equity in losses of affiliated companies, net.......      (47,575)         --        21,227 (13)     (26,348)
Gain on sale of investment in affiliated company....       65,249          --            --           65,249
Interest expense, net...............................      (66,330)      1,078       (35,266)(12)    (100,518)
Provision for losses on investment related costs....       (5,859)         --            --           (5,859)
Other...............................................        3,367         (22)      (13,764)(3)      (10,419)
                                                      -----------    --------      --------      -----------
       Net loss.....................................  $  (138,825)   $  2,477      $(46,602)     $  (182,950)
                                                      ===========    ========      ========      ===========

Net loss per common share...........................  $     (3.56)                               $     (5.10)
                                                      ===========                                ===========

Weighted average number of shares outstanding.......   39,035,776                                 35,866,625
                                                      ===========                                ===========

                                                                      SIX MONTHS ENDED AUGUST 31, 1997
                                                           ------------------------------------------------------
                                                                        THE ARGENTINA     THE UPC
                                                           HISTORICAL   TRANSACTION(1)  TRANSACTION    PRO FORMA
                                                           -----------  --------------  ------------  -----------
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                                                  (UNAUDITED)
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
Service and other revenue...........................       $    44,359    $(13,043)     $ 88,613 (3)  $   119,929
Management fee income from related parties..........               738          --            --              738
Operating expense...................................           (27,896)      5,174       (36,328)(3)      (59,050)
Selling, general and administrative expense.........           (39,838)      4,395       (28,249)(3)      (63,692)
Depreciation and amortization.......................           (38,751)      2,683       (43,574)(11)     (79,642)
                                                           -----------    --------      --------      -----------
        Net operating loss..........................           (61,388)       (791)      (19,538)         (81,717)

Other income (expense):
Equity in losses of affiliated companies, net.......           (37,542)      1,011        24,794 (13)     (11,737)
Interest, expense net...............................           (53,018)      4,826       (17,633)(12)     (65,825)
Provision for losses on investment related costs....            (6,454)         --            --           (6,454)
Other...............................................            (1,710)         50       (17,193)(3)      (18,853)
                                                           -----------    --------      --------      -----------

         Net loss...................................       $  (160,112)   $  5,096      $(29,570)     $  (184,586)
                                                           ===========    ========      ========      ===========

Net loss per common share...........................       $     (4.09)                               $     (5.12)
                                                           ===========                                ===========

Weighted average number of shares outstanding.......        39,191,640                                 36,022,489
                                                           ===========                                ===========


     (1) In October 1997, the Registrant's wholly-owned subsidiaries, UIH Latin America, Inc., UIH Argentina, Inc., United International Holdings Argentina, S.A., and CV American Holdings L.L.C. signed a definitive agreement to sell all of the Company's cable television assets in Argentina for $268,200 (the "Argentina Transaction"). For further information regarding this transaction and the pro forma effects of the sale, see the Registrant's Form 8-K/A dated October 17, 1997 previously filed with the Securities and Exchange Commission.

(2) Represents the net decrease in cash as a result of the UPC Transaction as follows:
     Historical cash balance of UPC at June 30, 1997......... $   44,806
     Reduction in cash at UIHI as a result of the acquisition
      of UPC ordinary shares and UPC PIK Notes owned by
      Philips................................................   (162,500)
                                                              ----------

                                                              $ (117,694)
                                                              ==========

(3) Represents the historical amounts included in UPC's consolidated balance sheet as of June 30, 1997, and statements of operations for the year ended December 31, 1996 and for the six month period ended June 30, 1997.

(4) Represents the net increase in property and equipment, net, goodwill, net and license rights as a result of the UPC Transaction as follows:

                                                           PROPERTY,
                                                              AND
                                                           EQUIPMENT,  GOODWILL,  LICENSE
                                                              NET        NET      RIGHTS
                                                           ----------  ---------  --------
     Historical UPC balances.............................   $230,487   $ 78,574   $250,034
     Step-up in basis as a result of the UPC Transaction.      9,852    117,490     61,860
                                                            --------   --------   --------
                                                            $240,339   $196,064   $311,894
                                                            ========   ========   ========

(5) Represents the net decrease in investments in and advances to affiliated companies as a result of the UPC Transaction:
     Historical UPC balances....................................................................................  $  31,963
     UPC's acquisition of UIHI Class A Common Stock from Philips................................................     33,163
     Step-up in basis as a result of the UPC Transaction........................................................     25,219
     Additional investment by the Company in UPC................................................................    162,500
     Elimination of the Company's investment in UPC.............................................................   (229,151)
     Reclassification of UPC's investment in UIHI Class A Common Stock to treasury stock........................    (33,163)
                                                                                                                  ---------
                                                                                                                  $  (9,469)
                                                                                                                  =========
(6) Represents the net increase in accounts payable, accrued liabilities, deferred revenue and other as follows:
     Historical UPC balances....................................................................................  $ 148,888
     Payment of accrued interest on convertible pay-in-kind notes...............................................     (8,318)
                                                                                                                  ---------
                                                                                                                  $ 140,570
                                                                                                                  =========
(7) Represents the net increase in current portion of long-term debt as a result of the UPC Transaction:
     Historical UPC balances....................................................................................  $ 265,330
     Refinancing of existing debt...............................................................................   (238,306)
                                                                                                                  ---------
                                                                                                                  $  27,024
                                                                                                                  =========
(8) Represents the increase in deferred income taxes as a result of the UPC Transaction:
     Historical UPC balance.....................................................................................  $   2,726
     Step-up in basis as a result of the UPC Transaction........................................................      1,599
                                                                                                                  ---------
                                                                                                                  $   4,325
                                                                                                                  =========
(9) Represents the net increase in senior secured notes and other debt as a result of the UPC Transaction:
     Historical UPC balance of pay-in-kind convertible notes....................................................  $ 154,073
     Historical UPC balance of other debt.......................................................................     62,330
     Financing fee..............................................................................................     10,200
     Refinancing of UPC existing debt...........................................................................    238,306
     UPC's acquisition of UPC ordinary shares and UIHI's Class A Common Stock owned by Philips,
       and redemption of remaining pay-in-kind convertible notes *..............................................    262,670
     Payment of pay-in-kind convertible notes held by Philips *.................................................   (160,352)
                                                                                                                  ---------
                                                                                                                  $ 567,227
                                                                                                                  =========
(10) Represents the net decrease in UIH's consolidated equity as a result of the UPC Transaction:
      Historical UPC balance....................................................................................     87,366
      Acquisition of ordinary shares held by Philips............................................................  $(223,337)
      Reclassification of UPC's investment in UIHI Class A Common Stock to treasury stock.......................    (33,163)
      Elimination of historical investment in UPC...............................................................    (66,651)
      Step-up in basis as a result of the UPC Transaction.......................................................    202,622
                                                                                                                 ----------
                                                                                                                 $  (33,163)
                                                                                                                ===========

  * An additional $6,279 was borrowed under the Tranche A Facility to pay for accrued interest from July 1, 1997 through the purchase date on the pay-in-kind convertible notes.

(11) Represents additional depreciation and amortization related to the step-up in basis and additional goodwill as follows:

                                                                                         YEAR ENDED      SIX MONTHS ENDED
                                                                                     DECEMBER 31, 1996    JUNE 30, 1997
                                                                                     -----------------   ----------------
     Historical UPC depreciation and amortization .................................           $(57,001)          $(37,268)

     Additional depreciation and amortization related to step-up in basis..........            (12,612)            (6,306)
                                                                                              --------           --------
                                                                                              $(69,613)          $(43,574)
                                                                                              ========           ========

(12) Represents the net increase in interest expense as a result of the UPC
     Transaction:

                                                                                             YEAR ENDED      SIX MONTHS ENDED
                                                                                         DECEMBER 31, 1996    JUNE 30, 1997
                                                                                         -----------------   ----------------
     Historical UPC interest expense...................................................           $(21,485)          $(17,739)
     Elimination of interest on the convertible pay-in-kind notes......................             14,327              8,318
     Elimination of interest on refinancing of UPC existing debt.......................              4,456              8,070
     Additional interest on Tranche A Facility (assuming total borrowings of $400,000
      at an interest rate of 5.5%).....................................................            (22,000)           (11,000)
     Additional interest on Tranche B Facility (assuming total borrowings of $111,200
      at an interest rate of 9.5%).....................................................            (10,564)            (5,282)
                                                                                                  --------           --------
                                                                                                  $(35,266)          $(17,633)
                                                                                                  ========           ========

(13) Represents the net decrease in equity in losses of affiliated companies, net:

                                                                                             YEAR ENDED      SIX MONTHS ENDED
                                                                                         DECEMBER 31, 1996    JUNE 30, 1997
                                                                                         -----------------   ----------------


     Historical UPC equity in losses of affiliated companies, net......................           $ (3,438)          $   (370)
     Elimination of UIHI's equity in losses of UPC.....................................             24,665             25,164
                                                                                                  --------           --------
                                                                                                  $ 21,227           $ 24,794
                                                                                                  ========           ========

(c)  EXHIBITS


10.1 Amended and Restated Securities Purchase and Conversion Agreement dated as of December 1, 1997, by and among Philips Media B.V., Philips Media Networks B.V., UIHI, Joint Venture, Inc. and UPC.

10.2 Loan Agreement for NLG 1,100,000,000 multi-currency Revolving Credit Facility dated as of October, 1997, between UPC and certain of its subsidiaries and The Toronto-Dominion Bank as Agent for the financial institutions identified therein, as amended by a Supplement Agreement dated December 8, 1997.

10.3 Loan Agreement dated December 5, 1997, between Belmarken Holdings B.V. ("Belmarken") as the Borrower, Cable Network Netherlands Holding B.V., Binan Investments B.V. and Stipdon Investments B.V. as Guarantors, The Toronto-Dominion Bank and Toronto Dominion Capital as Arrangers, the banks and financial institutions listed therein, The Toronto-Dominion Bank as Agent and The Toronto-Dominion Bank as Security Trustee, as amended by Waiver and amendment letter dated December 11, 1997.

10.4 Registration Rights Agreement dated as of December 5, 1997, by and among UIHI, Belmarken, and The Toronto-Dominion Bank as the Security Trustee.


23.1 Consent of Arthur Andersen & Co., Independent Public Accountants

23.2 Consent of KPMG Accountants N.V., Independent Public Accountants

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



UNITED INTERNATIONAL HOLDINGS, INC.


Date:  December 24, 1997
       ------------------------------


By:     /s/ J. Timothy Bryan
       ------------------------------
       J. Timothy Bryan
       Chief Financial Officer
       (A Duly Authorized Officer and Principal Financial Officer)

                         INDEPENDENT AUDITORS' REPORT

To the Board of Supervisory Directors and the Shareholders of United and Philips Communications B.V.

  We have audited the annual accounts for the year 1996 of United and Philips Communications B.V. The annual accounts are the responsibility of the Company's management. Our responsibility is to express an opinion on these annual accounts based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the annual accounts are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the annual accounts. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the annual accounts. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, these annual accounts give a true and fair view of the financial position of the Company as of December 31, 1996 and of the result for the year then ended in accordance with accounting principles generally accepted in The Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of The Netherlands Civil Code.

  Generally accepted accounting principles in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected total assets, results of operations and shareholders' equity as at and for the year ended December 31, 1996 to the extent summarized in Note 17 to the consolidated financial statements.

                                          Arthur Andersen & Co.

Amstelveen, The Netherlands,
May 7, 1997

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders and the Supervisory Directors of United and Philips Communications B.V.

  We have audited the consolidated balance sheet of UNITED AND PHILIPS COMMUNICATIONS B.V. and subsidiaries as at December 31, 1995 and the related consolidated statements of operations and cash flows for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of United and Philips Communications B.V. and subsidiaries as at December 31, 1995, and the results of their operations and cash flows for the year ended December 31, 1995 in conformity with generally accepted accounting principles in The Netherlands.

  Generally accepted accounting principles in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations and shareholders' equity as at and for the year ended December 31, 1995 to the extent summarized in Note 17 to the consolidated financial statements.

KPMG Accountants N.V.                     Arthur Andersen & Co.

Amsterdam, The Netherlands,
May 20, 1996

                     UNITED AND PHILIPS COMMUNICATIONS B.V.

                  CONSOLIDATED BALANCE SHEETS OF THE UPC GROUP
                (CURRENCY -- THOUSANDS OF NETHERLANDS GUILDERS)

                                     ASSETS

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                                                    (UNAUDITED)
FIXED ASSETS:
  Intangible fixed assets............   2  f  657,158   f  639,092   f  757,507
  Tangible fixed assets..............   3     299,760      434,736      466,258
  Affiliated companies...............   4      62,250      112,916      110,934
  Other non-current financial as-
   sets..............................             789        1,154       48,185
                                          -----------  -----------  -----------
    Total fixed assets...............       1,019,957    1,187,898    1,382,884
                                          -----------  -----------  -----------
CURRENT ASSETS:
  Inventories........................           6,956       12,057       16,090
  Receivables........................   5     165,731       88,470      105,868
  Cash and cash equivalents..........   6     123,895       42,631       86,924
                                          -----------  -----------  -----------
    Total current assets.............         296,582      143,158      208,882
                                          -----------  -----------  -----------
    Total assets.....................      f1,316,539   f1,331,056   f1,591,766
                                          -----------  -----------  -----------
                      SHAREHOLDERS' EQUITY AND LIABILITIES
                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                                                    (UNAUDITED)
SHAREHOLDERS' EQUITY.................  23  f  537,633   f  449,639   f  354,434
MINORITY INTEREST....................           1,400        4,554        5,537
SUBORDINATED CONVERTIBLE LOAN........   7     213,792      256,335      300,092
                                          -----------  -----------  -----------
                                              752,825      710,528      660,063
                                          -----------  -----------  -----------
PROVISIONS...........................   8       5,391       14,895       64,613
LONG-TERM LIABILITIES................   9      22,348       19,467      120,921
CURRENT LIABILITIES..................  10     535,975      586,166      746,169
                                          -----------  -----------  -----------
    Total shareholders' equity and
     liabilities.....................      f1,316,539   f1,331,056   f1,591,766
                                          ===========  ===========  ===========


  The accompanying notes form an integral part of these Consolidated Financial
                                   Statements

                     UNITED AND PHILIPS COMMUNICATIONS B.V.

               CONSOLIDATED STATEMENTS OF INCOME OF THE UPC GROUP
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)

                                                          SIX MONTHS  SIX MONTHS
                                                            ENDED       ENDED
                                DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                    1995         1996        1996        1997
TOTAL REVENUE..............  11   f100,179     f245,179    f110,730    f167,478
                                 ---------    ---------   ---------   ---------
  Direct operating
   expenses................        (32,806)     (80,479)    (13,660)    (58,659)
  Selling, general and
   administrative expenses.        (33,617)     (78,823)    (54,000)    (53,391)
  Depreciation and
   amortisation............        (48,406)    (105,072)    (49,902)    (74,806)
                                 ---------    ---------   ---------   ---------
      Total operating
       expenses............  12   (114,829)    (264,374)   (117,562)   (186,856)
                                 ---------    ---------   ---------   ---------
  Operating loss...........        (14,650)     (19,195)     (6,832)    (19,378)
  Financial income and
   expenses................  13    (13,372)     (36,309)    (12,029)    (33,527)
  Exchange rate loss on
   convertible loans.......  13     (3,474)     (20,544)    (14,698)    (31,363)
  Other....................            --           --          --      (10,000)
                                 ---------    ---------   ---------   ---------
  Loss before income
   taxes...................        (31,496)     (76,048)    (33,559)    (94,268)
  Income taxes.............  14      1,624       (3,697)        (34)       (157)
                                 ---------    ---------   ---------   ---------
      Loss after taxes.....        (29,872)     (79,745)    (33,593)    (94,425)
                                 ---------    ---------   ---------   ---------
      Equity in result of
       affiliated
       companies...........        (16,179)      (9,503)     (4,520)     (2,546)
                                 ---------    ---------   ---------   ---------
  Group loss...............        (46,051)     (89,248)    (38,113)    (96,971)
    Minority interests.....           (191)      (2,208)        337        (888)
                                 ---------    ---------   ---------   ---------
      Net loss.............       f(46,242)    f(91,456)   f(37,776)   f(97,859)
                                 =========    =========   =========   =========



  The accompanying notes form an integral part of these Consolidated Financial
                                   Statements

                     UNITED AND PHILIPS COMMUNICATIONS B.V.

             CONSOLIDATED STATEMENTS OF CASH FLOW OF THE UPC GROUP
                (CURRENCY -- THOUSANDS OF NETHERLANDS GUILDERS)

                                                        SIX MONTHS  SIX MONTHS
                              DECEMBER 31, DECEMBER 31, ENDED JUNE  ENDED JUNE
                                  1995         1996      30, 1996    30, 1997
                                                        (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
Net loss....................    f(46,242)    f(91,456)    f(37,776)   f(97,859)
Adjustments to reconcile net
 loss to cash provided by
 operating activities:
Depreciation and
 amortisation...............      48,406      105,072       49,902      74,806
Share in results of affili-
 ated companies.............      16,179        9,503        4,520       2,546
Minority interests..........         191        2,208         (337)        888
Exchange differences in con-
 vertible loan..............       3,474       20,544       14,698      31,363
Other.......................       1,444        1,173         (653)         83
Changes in assets and
 liabilities, net of
 contributed amounts:
Increase in inventories.....      (6,956)      (2,091)      (3,200)     (2,956)
Increase in other non-cur-
 rent financial assets......        (789)        (309)      (3,993)    (47,024)
Decrease (increase) in re-
 ceivables..................     (50,955)      82,201      101,417      (6,583)
(Decrease) increase in pro-
 visions....................      (1,530)       3,932        5,209      11,502
Increase in other current
 liabilities................      75,271       25,541       76,006      80,142
                               ---------    ---------    ---------   ---------
    Net cash provided by
     operating activities...      38,493      156,318      205,793      46,908
                               ---------    ---------    ---------   ---------
Cash flows from investing
 activities:
Capital expenditures........    (312,241)    (106,647)     (40,970)    (63,306)
New acquisitions, net of
 cash acquired..............    (187,865)     (46,473)         --      (85,667)
Loans to affiliated compa-
 nies.......................         --           --           --       (2,349)
Capital contributions affil-
 iated companies............         --       (13,000)         --          --
Capital repayment...........         --        44,950       44,950         --
Sale of affiliated compa-
 nies.......................         --           --           --       11,068
                               ---------    ---------    ---------   ---------
    Net cash used by invest-
     ing activities.........    (500,106)    (121,170)       3,980    (140,254)
                               ---------    ---------    ---------   ---------
Cash flows from financing
 activities:
Proceeds from borrowings
 long term..................         --        23,113        1,046      77,819
Proceeds from borrowings
 short term.................     465,699      302,959       33,075     258,821
Repayments long and short
 term borrowings............         --      (440,440)    (350,683)   (197,870)
Dividends paid to minority
 shareholders...............        (191)      (2,388)         --          --
                               ---------    ---------    ---------   ---------
    Net cash (used) provided
     by financing activi-
     ties...................     465,508     (116,756)    (316,562)    138,770
                               ---------    ---------    ---------   ---------
Net (decrease) increase in
 cash and cash equivalents..       3,895      (81,608)    (106,789)     45,424
Cash and cash equivalent at
 beginning of period........         --       123,895      123,895      42,631
Cash contributed upon foun-
 dation of UPC..............     118,050          --           --          --
Exchange differences on cash
 and cash equivalents.......       1,950          344         (116)     (1,131)
                               ---------    ---------    ---------   ---------
Cash and cash equivalent at
 end of period..............    f123,895     f 42,631     f 16,990    f 86,924
                               =========    =========    =========   =========

  The accompanying notes form an integral part of these Consolidated Financial
                                   Statements

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)

1. SIGNIFICANT ACCOUNTING POLICIES

 General

  United and Philips Communications B.V. ("UPC"), having its legal seat in Eindhoven, The Netherlands, is a joint venture between Philips Electronics N.V. Eindhoven, The Netherlands ("Philips") and United International Holdings Inc. ("UIH") a Delaware, United States of America corporation.


 Comparative figures

  The figures for the year ended December 31, 1995 covered the period from the inception of UPC on July 13, 1995 until December 31, 1995. The figures for the year ended December 31, 1996 cover the full year 1996 and may not therefore be comparable with 1995. In addition the 1996 results of UPC include the consolidation of Norkabelgruppen AS with effect from October 1, 1996, and the consolidation of various companies, which were in the development stage in 1995, including France, Portugal, Slovakia and Romania, with effect from January 1, 1996. Furthermore the Company changed its presentation of the excess values of cost over net assets acquired of affiliated companies and includes these in "Affiliated companies'.

  In addition the unaudited consolidated financial statements as of June 30, 1997 include the consolidation of Janco Kabel-TV AS as of January 1, 1997.


 Interim Financial Statements

  The interim financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited. In management's opinion, the unaudited financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 include all adjustments necessary for fair presentation. Such adjustments were of a normal recurring nature.


 Policies of Consolidation

  These consolidated financial statements include the accounts of UPC and its group companies (the "UPC Group"). Group companies are companies or other legal entities in which UPC has an ownership interest of more than 50% of the issued share capital or that UPC otherwise controls. The accounts of these companies or other legal entities are included in full in the consolidated financial statements; any minority interests are disclosed separately. All significant intercompany accounts and transactions have been eliminated in consolidation.

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


  The consolidated financial statements include the financial statements of United and Philips Communications B.V. and the following subsidiaries, directly or indirectly held by UPC:

                                                                     PERCENTAGE
                           NAME                          COUNTRY     OWNERSHIP
      Radio Public SA............................... Belgium            100
      Telekabel Group............................... Austria             95
      Kabeltelevisie Eindhoven NV................... The Netherlands    100
      Kabel Net Holding AS.......................... Czech Republic     100
      Kabe Net Brno AS.............................. Czech Republic     100
      Slovatel SRO.................................. Slovak Republic    100
      Trnavatel SRO................................. Slovak Republic     75
      Multicanal Holdings SRL....................... Romania             90
      Control Cable Ventures SRL.................... Romania             51
      Mediareseaux SA............................... France             100
      Mediareseaux Marne SA......................... France             100
      Intercabo Televisao por Cabo SGPS Lda......... Portugal           100
      Norkabelgruppen AS............................ Norway             100
      Janco Kabel-TV AS (as of January 1, 1997)..... Norway             100

POLICIES FOLLOWED IN VALUATION AND INCOME DETERMINATION

 Foreign Currencies

  The financial information of foreign companies and other legal entities is prepared in local currencies. All foreign currency amounts in the balance sheet have been translated into Netherlands guilders at the official exchange rates on the respective balance sheet dates. Exchange differences due to transactions in foreign currencies are reflected in the consolidated statements of income. Exchange differences resulting from the translation of the net investments in foreign subsidiaries into Netherlands guilders are accounted for under Shareholders' equity.

  In the consolidated statements of income the translation into Netherlands guilders is based on the average rates of exchange for the periods involved. The resulting difference between the application of these average rates and the balance sheet exchange rates is accounted for directly in Shareholders' equity.

  Cash flows from the Company's operations in foreign countries are translated based upon average exchange rates for the period while balance sheet amounts are translated at period end exchange rates. As a result, amounts related to assets and liabilities reported on the Consolidated Statements of Cash Flow will not agree to the changes in the corresponding balances on the Consolidated Balance Sheets. The effect of exchange rate changes on cash balances held in foreign currencies is reported as a separate line below cash flows from financing activities.

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


   Exchange rates of major currencies in Netherlands guilders:

                                       BALANCE               BALANCE
                                        SHEET     AVERAGE     SHEET     AVERAGE
                                      RATE PER     RATE     RATE PER     RAGE
                                    DEC. 31, 1996  1996   DEC. 31, 1995  1995
   Belgian Franc per 100...........      5.45       5.44       5.45       5.44
   Austrian Schilling per 100......     15.95      15.93      15.91      15.92
   Czech Koruna per 100............      6.37       6.26       6.03       6.06
   US Dollar per unit..............      1.74       1.69       1.60       1.61
   Norwegian Crown per 100.........     27.11      26.45
   Portuguese Escudo per 100.......      1.12       1.09
   French Franc per 100............     33.30      32.95

BALANCE SHEET

 (a) General

  Assets and liabilities are stated at historical cost unless indicated otherwise.

 (b) Fixed assets

 Intangible Fixed Assets

  Intangible fixed assets include the value of licences and goodwill.

  Licences in newly acquired companies are recognised at the fair market value of those licences at the date of acquisition and include the development costs incurred prior to or after the date a new licence was acquired. The licence value is amortised on a straight line basis over the licence period, but with a maximum of 20 years.

  Goodwill represents the difference between acquisition price paid for a participation and the fair value of the identifiable net assets, including the value of any licences of such a participation. Amortisation is on a straight line basis based on the useful lives over a maximum period of 15 years. When assets are fully amortised, the costs and accumulated amortisation are removed from the accounts.

 Tangible fixed assets

  Tangible fixed assets are presented at purchase price or cost to construct less accumulated straight line depreciation. Assets constructed within the UPC group incorporate overheads and interest charges incurred during the period of construction; investment subsidies are deducted.

  For newly acquired participations the cost of tangible fixed assets is determined at fair value at the date such participations are acquired.

  Depreciation is calculated using the straight line method over the economic life of the asset, taking into account the residual value. The economic lives are:

      Land and buildings............................................ 20-33 years
      Networks......................................................  7-20 years
      Machinery & Other.............................................  3-10 years

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


 Affiliated companies

  Companies in which UPC exerts significant influence over the business and financial policies are recorded using the equity method. Under this method the investment, originally recorded at cost, is adjusted to recognize UPC's share of net earnings or losses of the affiliates, including the amortisation of basic differences related to the excess of cost over net tangible assets acquired. When no significant influence is exercised the investment is stated at cost or in case of permanent impairment, at the lower net realisable value.

 Non-current financial assets

  Valuation is at the lower of cost or net realisable value. In March 1995, the Financial Accounting Standards Board ("FASB") issued a Statement of Financial Accounting Standards No. 121, "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of". This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable assets to be disposed of. The Company has adopted the principles of this statement in the accompanying financial statements. The provisions of SFAS 121 did not have a material effect on the Company's reported result of operations or financial condition.

 (c) Receivables

  Receivables are stated at face value less an allowance for doubtful accounts.

 (d) Cash and cash equivalents

  Cash and cash equivalents are stated at face value and include all cash and bank balances.

 (e) Provisions

  Deferred tax liabilities arising from temporary differences between the financial and tax bases of assets and liabilities are included in the provisions. The principal difference arises in connection with valuation differences of intangible and tangible fixed assets. In calculating the provision, current tax rates are applied.

 (f) Stock option plan

  The FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This statement defines a fair value based method of accounting for employee stock options or similar equity instruments. The Company has adopted the disclosure requirements of this statement in the accompanying financial statements, as the Company complies with the provisions of APB No. 25 in its primary financial statements.

 (g) Income taxes

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based upon the difference between the financial and tax bases of assets and liabilities and carryforwards using enacted

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)

tax rates in effect for the year in which the differences are expected to reverse. UPC has adopted the principles of this statement in its financial statements.

 (h) Fair value of financial instruments

  SFAS Statement No. 107, "Disclosures about Fair Values of Financial Instruments" requires the disclosure of estimated fair values for all financial instruments, both on- and off-balance sheet, for which it is practicable to estimate fair value.

  For certain instruments, including cash and cash equivalents, receivables, current liabilities and certain provisions, it was assumed that the carrying amount approximated fair value due to the short maturity of those instruments. For short and long term debt, the carrying value approximates the fair value since all debt instruments carry a variable interest rate component except for the convertible loans which carry a fixed interest rate. The fair value of the subordinated convertible loans approximates its face value. For investments in affiliated companies carried at cost, quoted market prices for the same or similar financial instruments were used to estimate the fair values. UPC has adopted the principles of this statement in its financial statements. UPC did not have any material off-balance-sheet financial instruments as of December 31, 1996.

INCOME STATEMENT

  Revenue is derived from the sale of cable television services to subscribers and from the construction and management of cable television systems. The cable television service revenues are recognized as revenue in the period in which the related services are provided to the subscriber.

  Initial installation fees ("first connection") are recognized as revenue in the period in which the installation occurs, to the extent of direct selling costs, with the remainder deferred. Deferred installation revenue is amortized over the average subscriber period in the respective companies.

  Initial subscriber installation expenditures are capitalized and depreciated over a period no longer than the depreciation period used for cable television plant and/or licence agreement.

  All installation fees and related costs with respect to reconnections are recognized in the period in which the reconnection occurs.

  Expenses and other revenues are recorded in the period in which they originate.

  Income taxes are accounted for in the income statement in the same period as the income and expenses to which they relate. Withholding taxes are taken into consideration in situations where the income of subsidiaries is to be paid out as dividends in the near future. Such withholding taxes are generally charged to income in the year in which the income is generated.

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


2. INTANGIBLE FIXED ASSETS

                                                                       DEFERRED
                                                                       FINANCING
                                        TOTAL    LICENCES   GOODWILL     COSTS
Gross value.........................   f676,365   f609,931   f 66,434    f --
Amortisation & provisions...........    (19,207)   (16,993)    (2,214)     --
                                      ---------  ---------  ---------   ------
BOOK VALUE AS OF JANUARY 1, 1996....   f657,158   f592,938   f 64,220    f --
CHANGES:
  Investments.......................      6,605      6,605        --       --
  Reallocation of goodwill to
   investments in affiliated
   companies........................    (54,463)       --     (54,463)     --
  Valuation adjustment licenses.....        --      (8,779)     8,779      --
  Amortisation......................    (39,844)   (38,411)    (1,433)     --
  New consolidations................     66,441     69,559     (3,118)     --
  Translation differences and sundry
   movements........................      3,195      3,195        --       --
                                      ---------  ---------  ---------   ------
BOOK VALUE AS OF DECEMBER 31, 1996..   f639,092   f625,107   f 13,985    f --
CHANGES (UNAUDITED):
  Investments (unaudited)...........     43,220      4,450     37,800      970
  Amortisation (unaudited)..........    (28,093)   (22,197)    (5,892)      (4)
  Consolidation influences
   (unaudited)......................    104,614        --     104,614      --
  Translation differences and sundry
   movements (unaudited)............     (1,326)      (924)      (373)     (29)
                                      ---------  ---------  ---------   ------
BOOK VALUE AS OF JUNE 30, 1997
 (UNAUDITED)........................   f757,507   f606,436   f150,134    f 937
                                      =========  =========  =========   ======
Gross value.........................    698,855    682,861     15,994      --
Amortisation & provisions...........    (59,763)   (57,754)    (2,009)     --
                                      ---------  ---------  ---------   ------
BOOK VALUE AS OF DECEMBER 31, 1996..   f639,092   f625,107   f 13,985    f --
                                      =========  =========  =========   ======

  During 1996 the Company reallocated part of goodwill paid on assets contributed upon formation to its investments in UII ( f 12,754) based upon its share in its net equity value. The Company has changed its presentation of the excess value of cost over net assets acquired of affiliated companies. As a result an amount of f 41,709 was transferred to Investments in Affiliated companies during 1996. The value of the licences of KTE and Kabelnet Prague was per the end of 1995 overstated with f 8,779, which amount was adjusted to Goodwill during 1996.

                                                                             DEFERRED
                                                                             FINANCING
                                             TOTAL    LICENCES    GOODWILL     COSTS
Gross value (unaudited)...................  f845,234   f686,312   f 158,408    f 941
Amortisation & provisions
 (unaudited)..............................   (87,727)   (79,876)     (8,274)      (4)
                                           ---------  ---------  ----------   ------
BOOK VALUE AS OF JUNE 30, 1997
 (UNAUDITED)..............................  f757,507   f606,436   f 150,134    f 937
                                           =========  =========  ==========   ======

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


  The amortisation of the licence values is based on the lifetime of the licence with a maximum of 20 years. Goodwill is amortised over a period of 15 years in conformity with the average lifetime of the licences. This amortisation period reflects the presently expected average lifetime of the licences in the group and affiliated companies.

3. TANGIBLE FIXED ASSETS

                                                 LAND AND              MACHINERY
                                        TOTAL    BUILDINGS   NETWORK   AND OTHER
Cost.................................  f328,959   f 1,135    f316,878   f10,946
Depreciation and write downs.........   (29,199)      (47)    (27,670)   (1,482)
                                      ---------  --------   ---------  --------
BOOK VALUE AS OF JANUARY 1, 1996.....  f299,760   f 1,088    f289,208   f 9,464
                                      =========  ========   =========  ========
CHANGES:
  Additions..........................   100,042     3,226      86,974     9,842
  New consolidations.................    95,867     1,193      83,971    10,703
  Depreciation.......................   (65,228)     (510)    (59,392)   (5,326)
  Translation differences and sundry
   movements.........................     4,295       485       4,679      (869)
                                      ---------  --------   ---------  --------
BOOK VALUE AS OF DECEMBER 31, 1996...  f434,736   f 5,482    f405,440   f23,814
                                      =========  ========   =========  ========
CHANGES (UNAUDITED):
  Additions (unaudited)..............    57,886     1,434      50,529     5,923
  Consolidation influences
   (unaudited).......................    22,022        60      18,636     3,326
  Depreciation (unaudited)...........   (46,713)     (273)    (39,097)   (7,343)
  Translation differences and sundry
   movements (unaudited).............    (1,673)     (194)     (1,361)     (118)
                                      ---------  --------   ---------  --------
BOOK VALUE AS OF JUNE 30, 1997
 (UNAUDITED).........................  f466,258   f 6,509    f434,147   f25,602
                                      =========  ========   =========  ========
Cost.................................   529,416     6,080     492,398    30,938
Depreciation and write downs.........   (94,680)     (598)    (86,958)   (7,124)
                                      ---------  --------   ---------  --------
BOOK VALUE AS OF DECEMBER 31, 1996...  f434,736   f 5,482    f405,440   f23,814
                                      =========  ========   =========  ========
Cost (unaudited).....................   605,316     7,105     559,414    38,797
Depreciation and write downs
 (unaudited).........................  (139,058)     (596)   (125,267)  (13,195)
                                      ---------  --------   ---------  --------
BOOK VALUE AS OF JUNE 30, 1997
 (UNAUDITED).........................  f466,258   f 6,509    f434,147   f25,602
                                      =========  ========   =========  ========

  Depreciation is calculated on a straight line basis, taking into account the expected working life of the asset and the residual value. The Company has no reason to believe that the current value of tangible fixed assets differs significantly from its stated value.

                     UNITED AND PHILIPS COMMUNICATIONS B.V.

                                AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


4. AFFILIATED COMPANIES

                                                 TOTAL     INVESTMENTS  ADVANCES
BALANCE AS OF JANUARY 1, 1996.................  f  62,250   f  62,050     f 200
CHANGES:
  New consolidations..........................        325         325       --
  To consolidated companies...................     (3,090)     (2,898)     (192)
  Reallocation of Goodwill to investment
   affiliated companies.......................     54,463      54,463       --
  Acquisitions/additions......................     42,250      42,250       --
  Capital contributions.......................     13,000      13,000       --
  Capital repayment...........................    (44,950)    (44,950)      --
  Equity in result............................     (9,503)     (9,503)      --
  Translation differences and sundry
   movements..................................     (1,829)     (1,909)       80
                                               ----------  ----------    ------
BALANCE AS OF DECEMBER 31, 1996...............  f 112,916   f 112,828     f  88

THE INVESTMENTS IN AFFILIATED COMPANIES AS OF DECEMBER 31, 1996 ARE:

                                %                                     VALUATION  SHARE IN
                            OWNERSHIP   TOTAL    INVESTMENTS  LOANS   ALLOWANCE   RESULT
   A2000...................     50     f   1,325  f   1,325   f   --   f    --    f (7,965)
   United Int.
    Investments............     50        61,528     61,528       --        --      (1,796)
   Kabelkom................     50        41,623     41,623       --        --        (262)
   Spain...................                  --       3,197       --     (3,197)     1,070
   Germany.................                7,993      7,993       --        --        (585)
   Other...................                  447        359     1,077      (989)        35
                                      ---------- ----------  -------- ---------  ---------
     Total.................            f 112,916  f 116,025   f 1,077  f (4,186)  f (9,503)
                                      ========== ==========  ======== =========  =========

  The excess values of cost over net assets acquired included in the amounts stated above, are as follows:

                                                              UII     KABELKOM
      gross...............................................  f 42,069   f 33,353
      amortisation........................................    (4,683)      (556)
                                                           ---------  ---------
        Bookvalue as of December 31, 1996.................  f 37,386   f 32,797
                                                           =========  =========

  The amortisation charge (UII: f 2,805, Kabelkom: f 556) is included in Share in result.

  United International Investments ("UII") is a partnership through which UPC holds a 20% interest in Princes Holdings (Ireland), a 23.3% interest in Tevel (Israel) and a 42.5% interest in Melita (Malta).

  For summary financial information about A2000 reference is made to note 18.

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


                                                            TOTAL     INVESTMENTS  ADVANCES
   BALANCE AS OF DECEMBER 31, 1996......................   f 112,916   f 112,828    f     88
   CHANGES (UNAUDITED):
     Consolidation influences (unaudited)...............       3,412     (11,786)     15,198
     Acquisitions/additions (unaudited).................       2,349         --        2,349
     Sale of participations (unaudited).................     (11,068)    (11,068)        --
     Equity in result (unaudited).......................      (2,546)     (2,546)        --
     Translation differences and sundry
      movements (unaudited).............................       5,871       4,758       1,113
                                                          ----------  ----------   ---------
   BALANCE AS OF JUNE 30, 1997
    (UNAUDITED).........................................   f 110,934   f  92,186    f 18,748
                                                          ==========  ==========   =========

   The investments in affiliated companies as of June 30, 1997 are (unaudited):

                                %                                       VALUATION  SHARE IN
                            OWNERSHIP   TOTAL     INVESTMENTS   LOANS   ALLOWANCE   RESULT
   A2000...................     50     f  (3,825)   f (3,825)  f    --   f    --    f (5,149)
   United Int.
    Investments............     50        64,964      64,964        --        --         661
   Kabelkom................     50        46,133      43,513      2,620       --         849
   Spain...................    --            --        3,564        --     (3,564)       --
   Czech Republic..........     50         3,465     (12,567)    16,032       --      (1,739)
   Other...................                  197         101      1,198    (1,102)     2,832
                                      ----------   ---------  --------- ---------  ---------
   Total...................            f 110,934    f 95,750   f 19,850  f (4,666)  f (2,546)
                                      ==========   =========  ========= =========  =========

5. RECEIVABLES

   Receivables as presented under current assets mature within one year.

                                                        DECEMBER 31, DECEMBER 31,  JUNE 30,
                                                            1995         1996        1997
                                                                                  (UNAUDITED)
   Trade accounts receivable..........................    f   7,764    f  9,581    f  11,470
   Receivables from affiliated
    companies.........................................      123,645      14,351       14,491
   Prepaid expenses and accrued income................        4,856       2,903        5,419
   Other receivables..................................       29,466      61,635       74,488
                                                         ----------   ---------   ----------
     Total............................................    f 165,731    f 88,470    f 105,868
                                                         ==========   =========   ==========

   Receivables from affiliated companies represent amounts receivable due to funding of local cash needs, and to expenses charged for UPC personnel. Included in the Receivables per December 31, 1995 was f 114,776, which were collected in connection with the funding of KTA by A2000. As of December 31, 1996 the amount receivable from affiliated companies is after deduction of a provision of f 4,620 (1995: f 5,303). Major items under "Other receivables' as of December 31, 1996 are current reclaimable VAT f 7,979 (1995: f 15,307) and loans to personnel in connection with exercised stock options f 18,774 (1995:
nil). These loans are repayable upon sale of the shares concerned or five years after the date of the grant, which ever date comes first.

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


6. CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include all demand accounts and short term investments held in a bank with a maturity of less than three months. Included as of December 31, 1996 are short term deposits of f 18,959 (1995: f 112,191), which deposits are renewed on a daily basis. The cash and cash equivalents are freely available.

7. SUBORDINATED CONVERTIBLE LOAN

  Included are the convertible loans notes, payable to Philips, who has the right to convert these notes into common stock of UPC at USD 8.33 (1995:
USD2,250) per share before the repayment date (January 1, 2005). The conversion price was adjusted due to the issuance of new shares. The notes are subordinated to other financing instruments that UPC has or will have, and bear an average rate of 10.00%. UIH was granted an option to acquire 50% of the notes anytime prior to conversion.

8. PROVISIONS

  Provisions relate mainly to deferred taxation.

9. LONG-TERM LIABILITIES

                                             AMOUNT       AMOUNT      AMOUNT
                                 AVERAGE  OUTSTANDING  OUTSTANDING  OUTSTANDING
                      RANGE OF   RATE OF  DECEMBER 31, DECEMBER 31,  JUNE 30,
                      INTEREST   INTEREST     1995         1996        1997
                                                                    (UNAUDITED)
Bank loans......... 3.61 - 6.60    3.9%     f 10,300     f  8,950     f 72,950
Capital leases..... 2.80 - 25      9.7%          499          723          551
Other loans........ 7.50 - 7.625   7.5%       16,602       13,157       12,732
                                           ---------    ---------    ---------
  Total............                         f 27,401     f 22,830     f 86,233
                                           =========    =========    =========

  In addition the long term liabilities as of June 30, 1997 include a contingent payable of f 36,502 to the minority shareholder of Janco Kabel-TV AS, Norway, which accretes interest of 5% per annum. The contingent payable relates to the contemplated exercise price of the call c.q. put option for the remaining 29.8% of Janco Kabel TV-AS. The amount, including accrued interest, will be payable in 2001.

  Long-term liabilities at December 31, 1996 will be payable as follows:

                                              BANK   CAPITAL   OTHER
                                             LOANS   LEASES    LOANS     TOTAL
      1997.................................  f 1,350  f 338   f  1,675  f  3,363
      1998.................................    1,350    133      1,708     3,191
      1999.................................    1,350     86      1,743     3,179
      2000.................................      350     86      1,781     2,217
      2001.................................      350     80      1,250     1,680
      Thereafter...........................    4,200    --       5,000     9,200
                                            -------- ------  --------- ---------
        Total..............................  f 8,950  f 723   f 13,157  f 22,830
                                            ======== ======  ========= =========

  Bank loans and other loans are guaranteed by the local Eindhoven municipality. The capital leases are in the books of group companies in Prague and Eindhoven.

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


10. CURRENT LIABILITIES

  The current liabilities relate to short term debt and other liabilities which are specified below.

 a. Short term debt

                                        DECEMBER 31, DECEMBER 31,  JUNE 30,
                                            1995         1996        1997
                                                                  (UNAUDITED)
   Long term debt repayable within one
    year...............................   f   5,053    f   3,363   f   1,814
   Short term bank loans...............     345,575      424,449     512,926
   Short term loans Philips............      92,773       22,080         --
                                         ----------   ----------  ----------
     Total.............................   f 443,401    f 449,892   f 514,740
                                         ==========   ==========  ==========

  During 1996 UPC secured an USD 150 million revolving credit facility for general working capital and also an USD 150 million syndicated acquisition facility for acquisitions of new cable TV licenses or businesses. The revolving credit facility and acquisition facility matured on July 11, 1997 and October 11, 1997 respectively. UPC must comply with certain covenant restrictions in order to utilize the facilities. The facilities can be drawn in US dollars or Netherlands guilders. As per June 30, 1997 an amount of f 328,443 (1996: f 286,028) was drawn on the revolving credit facility and the acquisition facility. The facilities were repaid after June 30, 1997 (see note 21.). The short term debt of Norkabel (1996: f 138,421) is being refinanced as part of the contemplated Janco merger with Norkabel. Of the short term loans from Philips per December 31, 1995 an amount of f87,656 was for the acquisition of the cable network in Eindhoven which was fully repaid in 1996. Per December 31, 1996 the debt represents short term financing in Brussels.

 b. Other liabilities

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                                                    (UNAUDITED)
   Accounts payable to trade creditors..    f 12,876     f  31,408   f  36,347
   Accounts payable to affiliated
    companies...........................       1,788         2,140       3,961
   Deposits by customers................       2,848         8,537       8,845
   Other short term liabilities.........      55,829        46,149      51,307
   Deferred income and accrued
    expenses............................      19,233        48,040     130,969
                                           ---------    ----------  ----------
     Total..............................    f 92,574     f 136,274   f 231,429
                                           =========    ==========  ==========

  Included under Other short term liabilities as of December 31, 1996 are amounts payable to the parent companies of f 12,319 (1995: f 35,459), relating to services supplied and to interest payable.

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


11. INFORMATION PER GEOGRAPHICAL AREA

                                             OPERATING
                              REVENUE      INCOME (LOSS)       TOTAL ASSETS
                          --------------- ----------------  -------------------
                           1996    1995    1996     1995      1996      1995
Netherlands--corporate..    4,433   1,242 (12,872)  (6,631)   339,803   548,781
--operating companies      21,633   4,297   4,828      282    120,626   120,094
Austria.................  156,964  72,802  16,430    7,117    528,409   510,903
Belgium.................   37,704  19,752  (4,287)  (4,646)   100,762    96,951
Czech Republic..........    7,746   2,086 (12,307) (10,772)    35,149    39,810
Norway (three months
 period)................   14,541     --     (767)     --     168,574       --
Other...................    2,158     --  (10,220)     --      37,733       --
                          ------- ------- -------  -------  --------- ---------
  Total.................  245,179 100,179 (19,195) (14,650) 1,331,056 1,316,539
                          ======= ======= =======  =======  ========= =========

  The Total assets of Netherlands--corporate include UPC's share in the licence of KTA and the investments, advances and current accounts with Affiliated companies. The main reason for the reduction in Corporate assets were the collection of f 114,776 in connection with the funding of KTA by A2000, and the decrease in the Cash and Cash equivalents.

12. PERSONNEL

  Labour cost is specified as follows:

                                                                 1996     1995
      Salaries and wages......................................  f39,022  f13,565
      Pension costs...........................................    1,050    1,311
      Social securities.......................................   10,135    3,435
                                                               -------- --------
        Total.................................................  f50,207  f18,311
                                                               ======== ========

  The information about employees by category is as follows:

                                                 AS OF   AS OF
                                                DEC. 31 DEC. 31 AVERAGE AVERAGE
                                                 1996    1995    1996    1995
   Network.....................................   365     270     311     263
   General & Administration....................   339     137     266     117
                                                  ---     ---     ---     ---
     Total.....................................   704     407     577     380
                                                  ===     ===     ===     ===

13. FINANCIAL INCOME AND EXPENSES

                              DECEMBER 31, DECEMBER 31,  JANUARY -    JANUARY -
                                  1995         1996      JUNE 1996    JUNE 1997
                                                        (UNAUDITED)  (UNAUDITED)
Interest income..............   f   6,403    f   2,757   f   2,757    f   4,517
Interest expense.............     (19,873)     (38,475)     (8,349)     (32,266)
Exchange loss and other......      (3,376)     (21,135)    (21,135)     (37,141)
                               ----------   ----------  ----------   ----------
  Total......................   f (16,846)   f (56,853)  f (26,727)   f (64,890)
                               ==========   ==========  ==========   ==========

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


14. INCOME TAXES

  The consolidated financial statements have been prepared assuming full tax basis for licence fees capitalized relating to certain acquisitions and no deferred taxes relating to these acquisitions have been provided for.

  The difference between the income tax benefit and the actual income tax benefit are as follows:

                                                           1996        1995
   "Expected" income tax benefit.......................  f (26,616)  f (11,023)
   Expenses and write downs not deductible.............      3,872       4,000
   Differences in foreign tax rates....................      1,105         797
   Temporary differences for which no deferred tax
    benefits has
    been provided for..................................     26,019       3,471
   Other...............................................       (683)      1,131
                                                        ----------  ----------
     Income tax loss (benefit).........................  f   3,697   f  (1,624)
                                                        ----------  ----------

  The net deferred tax liability of UPC consists of the following:

  Deferred tax liabilities:

                                                                1996     1995
   Intangible fixed assets...................................  f31,688   f5,552
   Tangible fixed assets.....................................    8,453    3,096
   Other.....................................................   (3,746)     --
                                                              --------  -------
     Total deferred tax liabilities..........................   36,395    8,648
                                                              --------  -------
   Deferred tax assets:
   Tax loss carry forwards...................................  103,635    2,476
   Other.....................................................      --       331
   Tax loss carry forwards not recognized....................  (75,630)  (1,913)
                                                              --------  -------
     Net deferred tax assets.................................   28,005      894
                                                              --------  -------
       Net deferred tax liabilities..........................  f 8,390   f7,754
                                                              ========  =======

  Tax loss carry forwards arise primarily in Norway, The Netherlands, Belgium, Czech Republic and Austria. The tax loss carry forwards of Norway, aggregating to f 249,818, will expire during the years 1999--2006. The tax loss carry forwards of The Netherlands, Belgium and Austria of f 77,855 (1995: f 7,922) have no expiration date. The tax loss carry forwards of the Czech Republic of f 15,688 (1995: f 14,489) will expire in the year 2003.

15. PARENT COMPANIES RELATED TRANSACTIONS

  The Company is charged by the parent companies for services supplied and for interest. In 1996 UIH charged an amount of f 9,004 for salaries and related costs for employees seconded to UPC group and affiliated companies. The charges from Philips in 1996 relate to interest on the convertible notes
(f 24,212) and reimbursement of expenses (f 620). These figures do not include the purchase of equipment from Philips companies, which purchase is done at normal commercial conditions.

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


16. COMMITMENTS AND GUARANTEES

  The UPC Group has entered into various rent and lease agreements for office space, cars etc. The terms of the agreements call for future minimum payments as of December 31, 1996 as follows:

            1997...............................  f 10,643
            1998...............................  f  9,829
            1999...............................  f  7,652
            2000...............................  f  5,948

  The Company has guaranteed affiliated company debt in the amount of f 6,161 with respect to Princes Holdings Ltd. in Ireland (1995: f 7,040 with respect to Melita Cable, Malta).

17. FOREIGN EXCHANGE RISK EXPOSURE

  As of December 31, 1996 the Company did not enter into foreign forward exchange contracts, or use other financial instruments, to hedge against foreign exchange exposure. The currency risk is primarily applicable to the US dollar, in total for approximately USD 185 million (1995: USD 145 million). The main item of this exposure relates to the convertible loans. The risk exposures for other foreign currencies are not material.

18. US GAAP RECONCILIATION

  The accounting policies followed in the preparation for the consolidated financial statements differ in some respects to those generally accepted in the United States of America (US GAAP).

  The differences which have a material effect on net loss and/or shareholders' equity and/or total assets are as follows:

  --The fair market value of licences, goodwill, land and buildings and networks for US GAAP purposes is limited to a partial step-up of the fair market value of the assets contributed by Philips. No step-up in asset value is allowed for the difference between historical cost and the fair market value of the assets contributed by UIH. Related amortisation and depreciation has been adjusted accordingly.

  --Deferred taxes have been established for the difference between book and tax basis of contributed assets.

  The calculation of net loss, shareholders' equity and total assets, substantially in accordance with US GAAP, is as follows:

                             DECEMBER 31, DECEMBER 31,  JANUARY-     JANUARY-
                                 1995         1996      JULY 1996    JUNE 1997
                                                       (UNAUDITED)  (UNAUDITED)
NET LOSS AS PER
 CONSOLIDATED STATEMENTS OF
 INCOME....................    f (46,242)   f (91,456)  f (37,776)   f (97,859)
Adjustments to reported
 income (loss):
  Amortisation of
   licences................        3,244        6,487       3,244        3,244
  Amortisation of
   goodwill................        1,985          345         172          172
  Depreciation of fixed
   assets..................          953        1,908         953          953
  Amortisation goodwill
   Affiliated Companies....          --         3,692       1,846        1,846
  Tax effect of US GAAP
   adjustments.............       (1,469)       3,188       3,274          (86)
                              ----------   ----------  ----------   ----------
Approximate net loss in
 accordance with US GAAP...    f (41,529)   f (75,836)  f (28,287)   f (91,730)
                              ==========   ==========  ==========   ==========

                     UNITED AND PHILIPS COMMUNICATIONS B.V.

                                AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)

                                      DECEMBER 31,  DECEMBER 31,   JANUARY -
                                          1995          1996       JUNE 1997
                                                                  (UNAUDITED)
   SHAREHOLDERS' EQUITY AS PER
    CONSOLIDATED
    BALANCE SHEETS..................   f   537,633   f   449,639   f   354,434
   Adjustments to reported equity:
     Licences.......................      (126,499)     (120,012)     (116,768)
     Goodwill.......................       (59,623)       (3,411)       (3,239)
     Tangible fixed assets..........       (21,975)      (20,067)      (19,114)
     Goodwill Affiliated Companies..           --        (50,771)      (48,925)
     Deferred taxes.................           --          3,188         3,102
                                      ------------  ------------  ------------
   Approximate shareholders' equity
    in accordance with US GAAP......   f   329,536   f   258,566   f   169,490
                                      ============  ============  ============
   TOTAL ASSETS AS PER CONSOLIDATED
    BALANCE SHEETS:                    f 1,316,539   f 1,331,056   f 1,591,766
   Adjustments to reported assets:
     Licences.......................      (126,499)     (120,012)     (116,768)
     Goodwill.......................       (59,623)       (3,411)       (3,239)
     Tangible fixed assets..........       (21,975)      (20,067)      (19,114)
     Goodwill Affiliated Companies..           --        (50,771)      (48,925)
                                      ------------  ------------  ------------
   Approximate total assets in
    accordance with US GAAP.........   f 1,108,442   f 1,136,795   f 1,403,720
                                      ============  ============  ============

19. SUMMARY FINANCIAL INFORMATION ABOUT A2000 HOLDING N.V., BASED ON DUTCH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

      BALANCE SHEET PER DECEMBER 31, 1996
        Intangible fixed assets..................................... f 132,018
        Tangible fixed assets.......................................   230,304
        Financial fixed assets......................................       543
        Liquid assets...............................................    33,389
        Other current assets........................................    24,997
                                                                     ---------
      TOTAL ASSETS.................................................. f 421,251
                                                                     ---------
        Provisions..................................................    11,693
        Long term debt..............................................   366,000
        Current liabilities.........................................    40,908
                                                                     ---------
      TOTAL LIABILITIES............................................. f 418,601
                                                                     =========
      TOTAL SHAREHOLDERS' VALUE..................................... f   2,650
                                                                     ---------
      STATEMENT OF INCOME 1996
        Revenue..................................................... f  89,893
        Costs.......................................................   (49,064)
        Depreciation and amortisation...............................   (43,789)
        Financial income/charges....................................   (12,969)
                                                                     ---------
      NET LOSS...................................................... f (15,929)
                                                                     =========

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


20. USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that effect amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from the estimates.

21. PROFORMA INFORMATION (UNAUDITED)

  The acquisition of the additional 91.7% in Norkabelgruppen AS, and the subsequent consolidation, has a material effect on the figures reported in the statement of income. Based upon currently available information and upon certain assumptions that management believes reasonable under current periods, assuming the operations of Norkabelgruppen AS were included, is:

                                                 1996
            Revenue.......................... f  287,962
            Net Loss......................... f (108,856)

22. SUBSEQUENT EVENTS

 Acquisition of Philips Ownership

  On December 11, 1997, UIH completed the purchase of Philips' 50% interest in UPC. The final amount of the transaction was f856,600 ($425.2 million), comprised of f339,800 ($168.7 million) for redemption of UPC's Subordinated Convertible Loans due to Philips, f66,800 ($33.2 million) by UPC for the repurchase 3.17 million UIHIA shares held by Philips, and f450,000 ($223.3 million) allocated to the purchase of Philips' 50% interest in UPC. The transaction was funded by UPC's Senior Secured Reducing Revolving Credit Facility (see below) f305,200 ($151.5 million), a non-recourse Senior Secured Bridge Facility (see below) f224,000 ($111.2 million), and an equity investment by UIH of f327,400 ($162.5 million).

  Subsequent to this transaction, UIH now owns 100% of UPC. Following the transaction UPC was renamed United Pan-Europe Communications N.V., but will still use the "UPC" designation.

 Janco Acquisition

  On January 8, 1997, UPC acquired 70.2% of the shares of Janco, a Norwegian Cable system for a price of f88,000. Financing was from the acquisition facility for the full amount. Janco passes 225,000 homes and has 160,000 subscribers as per December 31, 1996. During November 1997, Norkabelgruppen merged with Janco Kabel-TV. Concurrent with the merger, Janco changed its name to Janco Multicom AS. UPC ownership in the new merged company became 87.3% effective with the merger.

  Janco Kabel-TV AS is legally owned for 70.2%. Due to the fact that UPC has a call option for the remaining 29.8% and the minority shareholder has a put option, both for the same amount, Janco Kabel-TV is consolidated for 100%. The relating liability is presented under long term liabilities (see note 9.).

 Sale RKS Hamburg

  In February 1997 UPC sold its 29% investment in both RKS Hamburg L.P. and Kabel--Fernsehen Hamburg Service GmbH for f5,906. The transaction gain of f2,611 was accounted for in 1997.

 Sale AGFB

  During March and April 1997 UPC sold its shares in AGFB (Germany). The transaction gain of f204 was accounted for in 1997.

 Refinancing UPC Borrowing Facilities

  Subsequent to year end, UPC extended the USD 150 million revolving credit facility and the USD 150 million acquisition facility until July 11, 1997 and October 11, 1997 respectively.

  On October 10, 1997, UPC secured a 1,100,000 Senior Secured Reducing Revolving Credit Facility ("Credit Facility"). The Credit Facility matures on September 30, 2006, and subjects the Company to certain drawdown tests and financial convenants based upon earnings before interest, taxes, depreciation and amortization ("EBITDA") of its Restricted Group of subsidiaries which include the Telekabel Group, Radio Public, Norkabel and Janco. Approximately 330,000 of proceeds from the Credit Facility were used to refinance UPC's Revolving Credit and Acquisition Facilities. Additional funds from the Credit Facility were used to partially finance the purchase of Philips' interests in UPC including the Subordinated Convertible Loans (f305,200), refinance Janco Multicom (f150,000) reduce intercompany funding from the Telekabel Group (f22,600), transaction costs (f15,000) and other working capital purposes (f62,200).

  On December 5, 1997, a newly formed wholly owned subsidiary of UPC, Belmarken Holding B.V., secured a $125 million (f251,800) non-recourse Senior Secured Bridge Facility ("Bridge Facility"). The Bridge Facility requires repayment on December 5, 1998, but can be extended for an additional six month period if certain conditions are met before March 31, 1998, and a substantial repayment is made before December 5, 1998. Proceeds from the Bridge Facility were used to satisfy the remaining financing requirements for the Philips' Transaction ($111.2 million). The remainder was used to fund an interest reserve account ($11 million) and cover transaction costs ($2.8 million). The Bridge Facility is secured by UPC's non Restricted Group companies held in Belmarken Holding B.V. which include all other UPC subsidiaries and the Company's investments in affiliated companies.

 Combivisie

 On December 17, 1997 UPC signed an agreement to acquire certain assets, including the cable systems, of Combivisie for an amount of 200,000. Combivisie operates cablesystems in a number of municipalities near Eindhoven, The Netherlands. The transaction is contemplated to close on January 5, 1998.

 Nuon Merger

  On November 13, 1997, UPC signed a Memorandum of Understanding ("MOU") with Nuon, a Netherlands energy company, for the purpose of merging their Netherlands cable assets into a new company, United TeleKabel Holding B.V. ("TeleKabel"). Under the terms of the MOU, UPC will contribute its 50% interest in A-2000 and its wholly owned interests in Kabeltelevisie Eindhoven NV and future wholly owned interests in Combivisie (totaling approximately 485,000 equity subscribers) for a 51% ownership interest in TeleKabel. Nuon will contribute its cable division (totaling approximately 580,000 equity subscribers) for a 49% ownership interest in TeleKabel. Final negotiations are in progress with closing expected during the first quarter of 1998.

 Sale of Ownership Interests in Melita Cable TV Ltd

  In July 1997, UPC through UII, sold 17.5% of its ownership interest in Melita Cable TV Ltd. to an existing Maltese shareholder reducing UPC's ownership interest to 25%. The sale increased the ownership held by Maltese citizens to 50% in accordance with the terms of the franchise.

 Son en Breugel Acquisition

  In July 1997, UPC acquired Son en Breugel, a cable system with approximately 5,000 subscribers for 5,875. Son en Breugel is located adjacent to the Kabeltelevisie Endhoven NV and was acquired from the local municipality.

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


23. STOCKHOLDERS' EQUITY

                                              SHARE    CAPITAL       OTHER
                                             CAPITAL   RESERVES    RESERVES
   BALANCE AS OF JANUARY 1, 1996...........  f    200  f 582,180   f  (44,747)
   Issuance of new shares..................    53,800    (53,800)
   Net group loss..........................       --         --       (91,456)
   Translation differences.................       --         --         3,462
                                            --------- ----------  -----------
   BALANCE AS OF DECEMBER 31, 1996.........  f 54,000  f 528,380   f (132,741)
                                            ========= ==========  ===========
   Net group loss (unaudited)..............  f    --   f     --    f  (97,859)
   Translation differences (unaudited).....       --                    2,654
                                            --------- ----------  -----------
   BALANCE AS OF JUNE 30, 1997
    (UNAUDITED)............................  f 54,000  f 528,380   f (227,946)
                                            ========= ==========  ===========

  On June 18, 1996, the general meeting of shareholders of UPC has decided to issue 53,800,000 shares, which issuance of shares has been embodied in a notarial deed dated July 26, 1996.

  On June 18, 1996, UPC adopted a stock option plan for certain of its employees and those of its subsidiaries. The shareholders have transferred 4 million ordinary shares of UPC into the "Stichting Administratiekantoor UPC" (the "Foundation"), which administers the stock option plan. Until such time as the shares of UPC have been listed at a stock exchange, the Foundation will issue under certain circumstances certificates convertible into the shares of UPC owned by the Foundation. The options are granted at fair market value to be determined by the Supervisory Board. The maximum term that the options can be exercised is five years from the date of the grant. During the 6 months period ended December 31, 1996, no compensation expense was recognized in connection with the plan.

  Data concerning the stock option plan as of December 31, 1996 is as follows:

      Outstanding at the beginning of the year...................
      Granted during the year....................................   2,660,000
      Exercised during the year (vested portion 520,278).........  (1,120,000)
      Cancelled during the year..................................      (6,389)
                                                                  -----------
      Outstanding at the end of the year (vested portion:
       919,321)..................................................   1,533,611
                                                                  -----------
      Option price per share (in Dutch guilders).................  f    15.74

  Upon termination of an employee any unvested value associated with the difference between exercise price and the fair market value of the certificates must be repaid to the Foundation.

                     UNITED AND PHILIPS COMMUNICATIONS B.V.

                                AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)


                SUMMARY OF MAJOR GROUP AND AFFILIATED COMPANIES

   AUSTRIA
     Telekabel Wien GmbH................................................   95%
     Telekabel Graz GmbH................................................   95%
     Telekabel Klagenfurt GmbH..........................................   95%
     Telekabel--Fernsehnetz Region Baden Betriebsgesellschaft mbH.......   95%
     Telekabel--Fernsehnetz Wr. Neustadt / Neunkirchen
      Betriebsgesellschaft mbH..........................................   95%
   BELGIUM
     Radio Public SA....................................................  100%
   CZECH REPUBLIC
     Kabel Net Holding AS...............................................  100%
     Kabel Net Brno AS..................................................  100%
     Ceska Programova Spolecnost SRO....................................   50%
   FRANCE
     Mediareseaux S.A...................................................  100%
     Mediareseaux Marne SA.............................................. 99.6%
     Citecable SA.......................................................   30%
   HUNGARY
     Kabelkom Holding Company(1)........................................   50%
   IRELAND
     Through UII partnership(2):
     Princes Holdings Ltd...............................................   20%
   ISRAEL
     Through UII partnership(2):
     Tevel Israel International Communications Ltd...................... 23.3%
   MALTA
     Through UII partnership(2):
     Melita Cable TV Ltd................................................ 42.5%
   NETHERLANDS
     A2000 Holding NV (Amsterdam).......................................   50%
     Kabeltelevisie Eindhoven NV........................................  100%
   NORWAY
     NorkabelGruppen AS.................................................  100%
     Janco Kabel-TV AS(3)...............................................  100%
   PORTUGAL
     Intercabo Televisao por Cabo SGPS Lda..............................  100%

                    UNITED AND PHILIPS COMMUNICATIONS B.V.

                               AT JUNE 30, 1997
                 (CURRENCY--THOUSANDS OF NETHERLANDS GUILDERS)

   ROMANIA
     Multicanal Holdings SRL...............................................  90%
     Control Cable Ventures SRL............................................  51%
   SLOVAK REPUBLIC
     Trnavatel SRO.........................................................  75%
     Slovatel SRO.......................................................... 100%
   SPAIN
     Santander de Cable SA.................................................  25%

---------------------
(1) UPC BV has a 50% legal ownership in Kabelkom Holding Company., which is reduced by a preferential claim by Time Warner to an economic ownership of
    47.2 %.
(2) UII (United International Investments) is a US general partnership between UPC BV and TeleCommunications, Inc.With respect to the Israel system, UPC BV's interest in UII is 50 % (corresponding with a 23.3 % beneficial interest in Tevel Israel International Communications Ltd).With respect to the Irish system, UPC BV's interest in UII is 44.4 % (corresponding with a 20 % beneficial interest of UPC BV in Princes Holding Ltd). With respect to the Malta system, UPC BV's interest in UII is effectively 56.2 % (corresponding with a 42.5 % beneficial interest of UPC BV in Melita Cable TV Ltd). UPC BV provides the management services to UII Management, a US general partnership between UPC BV (50 %) and TeleCommunications, Inc (50 %) which provides management and consulting services to UII's Israel (Tevel) and Malta (Melita) cable television interests.
(3) UPC has a 70.2% legal ownership in Janco Kabel-TV AS together with a call option on the remaning 29.8% for the same amount as the minority shareholder has a put option. The call and put option expires in 2001. As from an economic perspective UPC fully owns Janco Kabel-TV AS, 100% is consolidated.